EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Terra Nova Financial Group, Inc. of our report dated April 2, 2007, relating to the consolidated financial statements of Terra Nova Financial Group, Inc. appearing in the Annual Report on Form 10-KSB of Terra Nova Financial Group, Inc. for the year ended December 31, 2006.

KBA GROUP LLP
Dallas, Texas
November 27, 2007